UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Roberts Realty Investors, Inc.
(Name of Registrant as Specified In Its Charter)

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
August 7, 2007
Dear Shareholders:
I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Tuesday, August 28, 2007, at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2006 annual report with our Form 10-K is also enclosed.
Although I would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.
Your vote is important and I appreciate the time and consideration that I am sure you will give it.
Sincerely,
/s/ Charles S. Roberts
Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
August 7, 2007
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 28, 2007
The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, August 28, 2007, at 10:00 a.m., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia, for the following purposes:
(1)	to elect two directors to serve three-year terms; and

(2)	to transact any other business that properly comes before the meeting or any adjournment of it.
The directors have set the close of business on June 29, 2007 as the record date to determine the shareholders who are entitled to vote at the meeting.
If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.
/s/ Charles R. Elliott
Charles R. Elliott
Secretary

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON AUGUST 28, 2007
VOTING PROCEDURES
Who is asking for my vote?
     The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on August 28, 2007. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.
How do your directors recommend that shareholders vote?
     The directors recommend that you vote FOR the election of the two nominees for director.
Who is eligible to vote?
     Shareholders of record at the close of business on June 29, 2007 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about August 7, 2007.
What are the rules for voting?
     As of the record date, we had 5,809,546 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted at the meeting. All of the shares of common stock vote as a single class.
     You may vote:
•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

•	In person at the meeting. We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.
     Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

     Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:
•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

•	Matters incident to the conduct of the meeting.
     A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.
     If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for any other matter, which would not be considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.
     If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. Shareholders do not have cumulative voting rights or dissenters’ rights. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
     If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing, dating and returning another proxy with a later date;

•	voting in person at the meeting; or

•	giving written notice to our corporate Secretary, Mr. Elliott.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
How will we solicit proxies, and who will pay for the cost of the solicitation?
     We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?
     We must receive any shareholder proposals intended to be presented at our 2008 annual meeting of shareholders on or before April 9, 2008 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2008 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees for Election as a Director
     This section gives information about the two nominees for election as directors of Roberts Realty: Dr. James M. Goodrich and Mr. Ben A. Spalding, who are currently directors of Roberts Realty. Our Nominations and Governance Committee has recommended that each of them be reelected to the board for a term expiring at the 2010 annual meeting of shareholders at which a successor shall be elected and shall qualify.
The board of directors recommends a vote FOR the two nominees.
     Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have four other directors. The terms of office of Mr. Dennis H. James and Mr. Wm. Jarell Jones expire at the annual meeting in 2008, and the terms of office of Mr. Charles S. Roberts and Mr. Charles R. Elliott expire at the annual meeting in 2009.
Biographical Information for Nominees for Director
     If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.
     James M. Goodrich, age 66, served as a director from October 1994 to December 2001 and rejoined our board in November 2004. Dr. Goodrich is a consulting engineer and private investor. He is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. Dr. Goodrich was a founder and the Executive Vice President of Energy Management Associates, which provided operations and financial planning software and related consulting services to the electric and gas utility industries, from 1975 until October 1993. He also served as a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover, where he was involved in the technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a master’s degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a master’s degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.
     Ben A. Spalding, age 73, a director since October 1994, has worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to the present. Previously, he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor’s degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.
Biographical Information for Continuing Directors
     Dennis H. James, age 60, a director since June 1995, is Senior Managing Director – Southeast Region, with CBRE Melody & Company, a commercial mortgage banking firm and subsidiary of CB Richard Ellis. Mr. James’ term expires at the 2008 annual meeting of shareholders. Mr. James has over 30 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Senior Managing Director of CBRE Melody & Company, he is responsible for the Southeast Region’s overall production and investor relations. He has served on the PPM Finance, Inc. Correspondent Advisory Council, Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelor’s degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.
     Wm. Jarell Jones, age 59, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro and St. Simons, Georgia since November 1993. Mr. Jones’ term expires at the 2008 annual meeting of shareholders. Mr. Jones is also the President and sole shareholder of Palmetto Realty Company, a real estate development and brokerage company primarily involved in the development of single family residential lots in coastal South Carolina and Georgia. Palmetto Realty is a registered real estate broker in Georgia and serves as a qualified intermediary and exchange accommodation title holder for like-kind exchanges. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990, Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming and development interests. Mr. Jones was a former director for six years and the former Chairman for two years of the Downtown Statesboro Development Authority.
     Charles S. Roberts, age 61, has served as our Chairman of the Board, Chief Executive Officer and President since he founded the company in July 1994. Mr. Roberts’ term expires at the 2009 annual meeting of shareholders. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.
     In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. (which we acquired in 1997) was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level,

Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast. Since January 2006, Mr. Roberts has served as president of the board of directors of Big Trees Forest Preserve, a 30-acre urban forest in Sandy Springs, Georgia dedicated to conservation, preservation and education.
     Charles R. Elliott, age 54, served as a director from October 1994 to February 1995 and became a director again in 2000. Mr. Elliot’s term expires at the 2009 annual meeting of shareholders. Effective May 31, 2006, Mr. Elliott again became our Chief Financial Officer, Secretary and Treasurer on an interim basis until we hire a permanent replacement to fill those positions. Previously, he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. In this interim period, he provided limited consulting services for which he was paid a fee. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995, when he joined Roberts Realty as our Chief Financial Officer. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. He holds a bachelor’s degree in Accounting and a master’s degree in Finance.
Biographical Information for Executive Officers
     Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President; and Charles R. Elliott, our Chief Financial Officer. Because each of Mr. Roberts and Mr. Elliott is a director, we have provided biographical information for them above.
Security Ownership of Certain Beneficial Owners and Management
     The table on the following page describes the beneficial ownership of shares of our common stock as of July 18, 2007 for:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and our named executive officers; and

•	our directors and executive officers as a group.
     Except as noted in the footnotes, each person owns all shares and partnership units directly and has sole voting and investment power. Mr. Charles S. Roberts, the only person known by us to beneficially own more than 5% of our common stock, has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects the shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

     Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Roberts can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future. A unitholder cannot redeem units, however, if upon their redemption he would hold more shares than permitted under the applicable percentage limit. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

Name of	Number of	Number of Units		Percent of
Beneficial Owner	Shares Owned	Beneficially Owned	Total	Class(1)
Charles S. Roberts (2)	1,572,023	1,002,531	2,574,554	37.8%

James M. Goodrich (3)	281,847	0	281,847	4.9%

Dennis H. James	121,067	2,405	123,472	2.1%

Ben A. Spalding (4)	23,252	27,318	50,570	*

Wm. Jarell Jones(5)	32,012	0	32,012	*

Charles R. Elliott	19,000	0	19,000	*

All directors and executive officers as a group: (6 persons) (6)	2,049,201	1,032,254	3,081,455	45.0%

*	Less than 1%.

(1)	The total number of shares outstanding used in calculating this percentage is 5,809,546, the number of shares outstanding as of July 18, 2007.

(2)	Includes 2,744 shares and 29,500 units owned by a family limited liability company, of which Mr. Roberts is the manager. Mr. Roberts disclaims beneficial ownership of those shares and units.

(3)	Includes 158,582 shares owned jointly by Dr. Goodrich and his wife and 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons. Each of Dr. and Mrs. Goodrich disclaims beneficial ownership of the shares held by the corporation except to the extent of their respective pecuniary interests in those shares. Dr. Goodrich’s total also includes 14,787 shares he owns through an IRA.

(4)	Includes 7,564 shares owned by partnerships, of which Mr. Spalding’s wife is the managing partner. Mr. Spalding’s beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships, of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships, of which she is the managing partner.

(5)	Includes 1,745 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(6)	Includes an aggregate of 9,309 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.

CORPORATE GOVERNANCE
Introduction
     The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met five times in 2006. During 2006, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served. Our policy is that all directors attend the annual meeting of shareholders. Five of our six directors attended the 2006 annual meeting.
     The board has determined that each of Dr. James M. Goodrich, Mr. Dennis H. James, Mr. Wm. Jarell Jones and Mr. Ben A. Spalding are “independent” for purposes of Section 121A of the American Stock Exchange listing standards.
Committees of the Board of Directors
     The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. The charters for these committees are attached as appendices to this proxy statement as follows:
Annex A — Audit Committee Charter

Annex B — Nominations and Governance Committee Charter

Annex C — Compensation Committee Charter
We do not currently have a website.
     Audit Committee. Our Audit Committee is composed of Mr. Jones, its Chairman, Mr. James and Dr. Goodrich. The Audit Committee was established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, and its functions are described in the Report of the Audit Committee below. The board has determined that Mr. Jones is an “audit committee financial expert” and that each member of the Committee is “independent” under the SEC’s Rule 10A-3. The full Audit Committee met five times in 2006, and the chairman and other members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.
     Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Mr. Jones, its Chairman, Mr. James and Mr. Spalding. The board has determined that each member of the Nominating and Governance Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Nominating and Governance Committee met one time in 2006. Any shareholder interested in nominating a director should review the material described under “Nominations of Directors” below.
     Compensation Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers and administering our employee benefit plans. Our Compensation Committee is composed of Mr. James, its Chairman, Mr. Jones and Dr. Goodrich. The board has determined that each member of the Compensation Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Compensation Committee met three times in 2006.

     Under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, our Compensation Committee has the authority to delegate to a committee of one or more members of the board who are not “outside directors” (as provided in Section 162(m) of the Internal Revenue Code) the authority to grant awards of restricted stock to eligible persons who are either (1) not then “covered employees” within the meaning of Section 162(m) and are not expected to be “covered employees” at the time of recognition of income resulting from the award, or (2) not persons with respect to whom we wish to comply with Section 162(m). The Compensation Committee also has the authority to delegate to a committee of one or more members of the board who are not “non-employee directors” (as provided in Rule 16b-3 under the Securities Exchange Act of 1934) the authority to grant awards of restricted stock to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Compensation Committee has delegated to Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, as a one-member committee, the authority to grant awards of restricted stock to eligible persons who fit within any of the categories described above. As a practical matter, Mr. Roberts may not grant restricted stock to executive officers or directors.
     Before the Compensation Committee determines the compensation of the executive officers each year, Mr. Roberts meets with the members of the committee to express his opinion regarding his own compensation and that of our other executive officers. The Compensation Committee then determines the compensation of our executive officers in a private meeting in which no executive officer participates.
     We have not in the past and do not presently intend to retain a compensation consultant, although the Compensation Committee has the authority to retain legal, accounting and other advisors as it determines necessary to carry out its functions, without deliberation or approval by the board or management.
     For more information regarding our compensation policies, see the section entitled Director and Executive Officer Compensation – Compensation Discussion and Analysis below.
Report of the Audit Committee
     Our Audit Committee operates under a written charter adopted by the board on May 19, 2004. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions in accordance with the American Stock Exchange listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.
     To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.
     In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.
     The Audit Committee has discussed with Reznick Group, P.C., our independent registered public accounting firm, the matters required by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The Audit Committee reported its findings to our board of directors.
     Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the annual report to shareholders enclosed with these proxy materials.
     The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.
Wm. Jarell Jones, Chairman
James M. Goodrich
Dennis H. James
Nominations of Directors
     The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. The Committee is authorized to retain search firms and to compensate them for their services.
     The Nominating and Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards; experience at the policy-making level in business, real estate or other areas of endeavor specified by the board; commitment to enhancing shareholder value; and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.
     In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the American Stock Exchange.

     The Nominating and Governance Committee evaluated our board’s two nominees, Dr. Goodrich and Mr. Spalding, in light of the above criteria and recommended to the board that they be nominated for reelection as directors at the 2007 annual meeting. Our board approved that recommendation.
     The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of our bylaws.
     We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws. A copy of our bylaws is available on request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.
Communications with the Board of Directors
     The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.
Approval of Transactions with Related Persons
     We have two types of policies and procedures for the review, approval, or ratification of related person transactions, including any transaction we are required to report in the section of this proxy statement entitled Certain Relationships and Related Transactions. The first is our longstanding policy that conflicting interest transactions by directors under Georgia law must be authorized by a majority of the disinterested directors, but only if there are at least two directors who are disinterested with respect to the matter at issue. The second is that under our Code of Business Conduct and Ethics, related person transactions are subject to appropriate review and oversight by the audit committee of our board of directors. We describe each of these policies in more detail below.
     The board of directors is subject to provisions of Georgia law that are designed to eliminate or minimize potential conflicts of interest. Under Georgia law, a director may not misappropriate corporate opportunities that he learns of solely by serving as a member of the board of directors. In addition, under Georgia law, a transaction effected by us or any entity we control (including the operating partnership) in which a director, or specified related persons and entities of the director, have a conflicting interest of such financial significance that it would reasonably be expected to exert an influence on the director’s judgment may not be enjoined, set aside, or give rise to damages on the grounds of that interest if either:
•	the transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the disinterested directors, or by the affirmative vote of a majority of the votes cast by disinterested shareholders; or

•	the transaction is established to have been fair to us.

     The board of directors has adopted a policy that all conflicting interest transactions must be authorized by a majority of the disinterested directors, but only if there are at least two directors who are disinterested with respect to the matter at issue. We have stated this policy in our annual reports on Form 10-K since we became required to file reports with the SEC. In addition, under the applicable rules of the American Stock Exchange, related person transactions are subject to appropriate review and oversight by the Audit Committee of our board of directors.
     Under our Code of Business Conduct and Ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the company. A conflict of interest can arise when a director or officer takes actions or has interests that may make it difficult to perform his or her work for us objectively and effectively. For example, a conflict of interest would arise if a director or officer, or a member or his or her family, receives improper personal benefits as a result of his or her position in the company.
     Our Code of Business Conduct and Ethics provides that a conflict of interest situation involving directors or executive officers may include the following:
•	any significant ownership interest in any service provider;

•	any consulting or employment relationship with any service provider, supplier, or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the company;

•	the receipt of other than nominal gifts or excessive entertainment from any company with which the company has current or prospective business dealings;

•	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any immediate family member; and

•	selling anything to the company or buying anything from the company.
     Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it were related to a member of his or her family. The Code of Business Conduct and Ethics provides that any conflict of interest situation, including those described above, should be discussed with the appropriate Code of Ethics Contact Person. For officers and directors, that person is the chairman of the Audit Committee, Mr. Wm. Jarell Jones.
     Under the Code of Business Conduct and Ethics, the approval of conflicting interest transactions is two-pronged. As noted above, our board of directors has adopted and has long followed a policy that all conflicting interest transactions must be authorized by a majority of the disinterested directors, but only if there are at least two directors who are disinterested with respect to the matter at issue. In addition, under the applicable rules of the American Stock Exchange, related person transactions are subject to appropriate review and oversight by the Audit Committee of our board of directors. The Code of Business Conduct and Ethics provides that any transaction or relationship that is approved as described in this paragraph complies with the Code, and that approval as described in this paragraph is not to be regarded as a waiver of the Code.
     The Code of Business Conduct and Ethics specifically provides that we may engage in transactions of various types with Mr. Charles S. Roberts, Roberts Properties, Inc., and/or other affiliates of Mr. Roberts to develop or acquire real estate, so long as the transaction or agreement complies with the policy described above. We followed these policies in approving the transactions and agreements described the section of this proxy statement entitled Certain Relationships and Related Transactions.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Policy and Philosophy
     The objective of our executive compensation program is to attract and retain talented and dedicated executive officers with a strong work ethic. To achieve this objective, we base our executive compensation program on the following guiding principles:
     Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance.
     Pay Competitiveness. We believe we must offer competitive total compensation – which includes one or more of base salary, cash bonuses and restricted stock grants – to attract, motivate, and retain executive talent. Actual compensation levels, however, vary in competitiveness from year to year, depending on corporate and individual performance.
Elements of Compensation
     Base Salaries. We determine our base salary levels based on our assessment of market compensation rates, each officer’s performance over time and each individual’s role in the company. Consequently, officers with higher levels of sustained performance over time and/or officers assuming greater responsibilities will be paid correspondingly higher salaries. We review salaries for our executive officers annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. We assess performance qualitatively and subjectively, and we do not attach any specific weighting to performance factors we consider for base salary determinations. In determining an officer’s salary, we do not take into account any bonus or award of restricted stock he may have received or may receive in the future.
     Bonuses. We have a flexible program of considering the awarding of bonuses both during the year and after the end of the year for that year’s performance and, in appropriate cases, for long-term performance. Our goal in awarding bonuses is to reward and motivate our officers based on the officer’s and our performance. In determining the amount of an officer’s bonus, we take into account the officer’s annual salary or other ongoing compensation, but we do not use any particular formula.
     For examples of our bonuses that rewarded long-term performance, we paid Mr. Roberts a $275,000 bonus in 2005 for the profitable sale of our Ballantyne Place apartment community in Charlotte, North Carolina. We also paid Mr. Roberts two bonuses in 2004: (a) $300,000 for the profitable sale of five apartment communities to Colonial Properties Trust and (b) $300,000 for the profitable sale of our St. Andrews at the Polo Club apartment community. These bonuses rewarded Mr. Roberts for his long-term performance in supervising our development, construction, leasing and maintenance of these seven apartment communities over several years. We may in the future award bonuses to Mr. Roberts or other officers based on their long-term performance, including their supervision of our ongoing development and construction program.
     With respect to bonuses that reward current year performance, we typically awarded Mr. Elliott a bonus of 10% to 30% of his annual salary, based on our evaluation of his performance that year, when he previously served as our Chief Financial Officer from 1995 until 2002. We may elect to award bonuses of that nature in the future.

     Restricted Stock. In 2006, we adopted and received shareholder approval of the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan. Under this plan, we can issue shares of restricted stock to our employees, directors, consultants and advisors (including employees of Roberts Properties, Inc. and Roberts Properties Construction, Inc.). These shares will help to align the recipient’s interests with the interests of shareholders. If we grant restricted stock to a recipient, we will take into account the recipient’s other compensation, but we do not anticipate using any particular formula. We have no policy regarding when we may grant shares of restricted stock. We did not grant any shares of restricted stock to our executive officers in 2006.
Other Information Relevant to Our Compensation Programs
     Other than our compensation programs described above and our 401(k) plan, we have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments, nor do we have any non-equity compensation, deferred compensation or pension plans. We do not provide the perquisites typically provided to corporate managers, especially members of top management. We have no company cars, executive dining room, paid country club memberships, matching charitable or educational contributions or paid financial counseling.
     We do not own an aircraft. As we announced in February 2005, we have entered into a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, Inc., a wholly owned affiliate of Mr. Roberts, our chief executive officer. Roberts Properties has provided transportation services to us by flying our employees, including Mr. Roberts, on trips for our business purposes. We pay Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier, with Roberts Realty providing documentation of such fare (such as by copy of a fare quotation obtained through an internet search on an air carrier’s web site). We believe this arrangement is favorable to us.
     We have no formal policies or formulas for evaluating corporate and individual performance, which we may evaluate quantitatively, qualitatively and in any event subjectively. Similarly, we have no formal program or policy regarding the evaluation of the competitiveness of our compensation.
     We have no employment agreements with our officers, and they are not entitled to any payments regarding the termination of their employment or any change-in-control. We have no equity ownership requirements, although we note that Mr. Roberts is our largest equity owner by a large margin.
     Before the Compensation Committee determines the compensation of the executive officers each year, Mr. Roberts meets with the members of the committee to express his opinion regarding his own compensation and that of our other executive officer. The Compensation Committee then determines the compensation of our executive officers in a private meeting in which no executive officer participates. We make payments to affiliates of Mr. Roberts under various agreements and arrangements. See the section of this proxy statement entitled Certain Relationships and Related Transactions.
     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company’s employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. We will consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. We will use our best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

Compensation Determinations for 2006
     In May 2006, the Compensation Committee evaluated Mr. Roberts’ performance for 2005 and discussed awarding him an additional bonus for his 2005 performance. After determining that Mr. Roberts had performed extremely well in 2005, the Compensation Committee noted that Mr. Roberts received a salary of $150,000 in 2005, a $275,000 bonus on the closing of the sale of Ballantyne Place as described above, and that he or his affiliates had in 2005 and 2006 engaged in several transactions with us and had provided various services to us for which his affiliates were compensated. After carefully considering the foregoing, the Compensation Committee determined that Mr. Roberts would not receive an additional bonus for his 2005 performance, but that his base salary would increase to $200,000 for 2006 retroactive from January 1, 2006.
     Mr. Michael A. Quinlan, who served as our Chief Financial Officer from June 30, 2005 until May 31, 2006, received the prorated portion of his annual salary of $125,000 through May 31, 2006. We had negotiated that salary with Mr. Quinlan when he became our Chief Financial Officer, and the Compensation Committee did not consider making any change in the salary during 2006. Effective May 31, 2006, we hired Mr. Charles R. Elliott as our Chief Financial Officer, Secretary, and Treasurer on an interim basis until we hire a permanent replacement to fill those positions. We agreed with Mr. Elliott that we would pay him $70 per hour for his service in those positions.
Compensation Determinations for 2007
     In February 2007, the Compensation Committee evaluated Mr. Roberts’ performance for 2006 and determined that it would be appropriate to increase his salary from $200,000 to $225,000. In making this determination, the Committee weighed his performance, their understanding of what other persons with responsibilities for managing businesses of similar sizes and complexity are paid, his history of success in managing the company’s business, and their belief that the company would have to pay a salary considerably greater than $225,000 to retain a person with similar experience and credentials if the company were forced to replace Mr. Roberts for any reason.
     Also in February 2007, the Compensation Committee evaluated Mr. Elliott’s performance for 2006 and determined that it would be appropriate to retain the arrangement previously negotiated with Mr. Elliott whereby we pay Mr. Elliott $70 per hour for his services. The Compensation Committee elected to reward Mr. Elliott’s performance and dedication to the company by granting him 6,250 shares of restricted stock. The shares were initially subject to a forfeiture restriction that lapsed on June 1, 2007 due to Mr. Elliott’s remaining in our employment through that date.
Compensation of Executive Officers
     Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President; and Charles R. Elliott, our Chief Financial Officer, Secretary and Treasurer. Biographical information for each of them is included above in the section entitled Proposal 1 – Election of Directors. Under applicable SEC rules, Mr. Roberts, Mr. Elliott and Mr. Michael A. Quinlan, who served as our Chief Financial Officer, Secretary and Treasurer from June 30, 2005 until May 31, 2006, are our “named executive officers.” None of our executive officers has or had an employment agreement.

Summary Compensation Table for 2006

					Stock	All Other
Name and Principal		Salary		Bonus	Awards	Compensation	Total
Position	Year	($)		($)	($) (1)	($)	($)
Charles S. Roberts,	2006	199,032	(1)(2)	—	—	—	199,032
Chief Executive Officer,
President and Chairman
of the Board

Charles R. Elliott,	2006	100,812	(1)(2)	—	—	—	100,812
Chief Financial Officer,
Secretary and Treasurer

Michael A. Quinlan	2006	49,728	(3)	—	—	—	49,728
Former Chief Financial
Officer, Secretary and
Treasurer

(1)	On February 28, 2007, the Compensation Committee granted a $25,000 salary increase to Charles S. Roberts for his performance as Chief Executive Officer and granted 6,250 shares of restricted stock to Charles R Elliott for his performance as Chief Financial Officer. Mr. Elliott’s restricted shares vested on June 1, 2007. The salary increase to Mr. Roberts and the grant of restricted shares to Mr. Elliott are not intended as additional compensation for 2006, and, accordingly, are not reflected in the table above.

(2)	Effective May 31, 2006, we hired Mr. Charles R. Elliott as our Chief Financial Officer, Secretary and Treasurer. Under an arrangement we negotiated with Mr. Elliott, we pay him $70 per hour for his service in those positions. Mr. Elliott receives no employee benefits, i.e. medical, vacation, holidays, etc., and he is paid only for the actual hours he works. In addition, because Mr. Elliott is one of our directors, he continues to receive our standard director fee of $12,000 per year, which is included in the salary amount shown in the table. (We do not compensate Mr. Roberts for his service as a director.)

(3)	Mr. Quinlan received the prorated portion of his annual salary of $125,000.

Compensation of Directors
     The following table summarizes the compensation we paid to our non-employee directors in 2006.
Director Compensation for 2006

	Fees Earned
	or Paid in Cash	Total
Name	($)	($)
Dr. James M. Goodrich	12,000	12,000
Dennis H. James	21,000	21,000
Wm. Jarell Jones	24,000	24,000
Ben A. Spalding	12,000	12,000
     We pay our directors other than Mr. Roberts an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees. We pay additional compensation of $750 per month to Mr. Jones for serving as the chairman of the Audit Committee and $250 per month for serving as the chairman of the Nominations and Governance Committee. We pay additional compensation of $750 per month to Mr. James for serving as the chairman of the Compensation Committee. In addition, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the board of directors is composed of Mr. James (its chairman), Mr. Jones and Dr. Goodrich. During 2006:
•	none of our other executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	no member of the Compensation Committee was an officer or employee of Roberts Realty or Roberts Properties Residential, L.P. or was formerly an officer of either of them;

•	no member of the Compensation Committee entered into any related person transaction with us;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers served on the board of directors of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2006, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
     Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owned a 76.4% interest in the operating partnership as of July 23, 2007, and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, owns all of the outstanding shares of both Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”), which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with these companies and have paid them to perform services for us.
     Under applicable SEC rules, this section of the proxy statement describes any transaction since January 1, 2006, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any of the following persons had, or will have, a direct or indirect material interest:
•	any of our directors or executive officers;

•	any holder we believe owns of record or beneficially more than 5% of our outstanding common stock or units; and

•	any member of the immediate family of any of those persons.
Notes 3 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2006 provide further detail regarding some of the transactions described in this section, including in some cases information for periods before 2006.
Transactions with the Roberts Companies
     Overview. We have paid substantial fees to the Roberts Companies for various types of services and will continue to do so in the future. We have purchased property from Roberts Properties, and we are obligated to use Roberts Properties for development services and Roberts Construction for construction services for some of our undeveloped properties. We summarize these various arrangements below.
     Northridge Community. On June 28, 2001, we purchased 10.9 acres of undeveloped land from Roberts Properties. We intend to develop a 220-unit apartment community on this site, located on Northridge Parkway in Atlanta adjacent to our Northridge office building. We retained Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000. We also entered into a cost plus 10% contract with Roberts Construction to build the 220 apartment units.
     Northridge Office Building. On June 28, 2001, we purchased a partially constructed office building and approximately 3.9 acres of land from Roberts Properties. The three-story, 37,864 square foot building serves as our corporate headquarters. We occupy a portion of one floor in the building and we lease the remaining space on that floor to Roberts Properties and Roberts Construction. We are in the process of leasing the other two floors to unaffiliated tenants. Roberts Construction completed construction of the building at cost and did not earn a profit on the construction of the building.
     On November 23, 2004, we entered into leases for office space on the third floor of the Northridge office building with Roberts Properties and Roberts Construction for a total of $4,200 per month for the period of June 1, 2004 to August 31, 2004; for a total of $5,250 per month for the period of September 1, 2004 to December 31, 2004; and for a total of $5,950 per month for the period of January 1, 2005 to March 31, 2005. At March 31, 2005, the leases converted to a month-to-month basis with the rental rate and all other terms remaining unchanged.

     On March 27, 2006, we entered into a lease agreement with each of the Roberts Companies. These leases supersede the month-to-month leases that were previously in effect, and the new terms were effective as of January 1, 2006. The terms of the lease to Roberts Properties include a total of 5,336 rentable square feet for a one-year term at a rate of $19.00 per rentable square foot. Roberts Properties paid us $94,000 in 2006 under this lease and the previous lease and has paid us $51,000 under the lease through June 30, 2007. Roberts Properties has three one-year options to renew its lease for all or part of the premises upon three months’ prior written notice to be negotiated at market rents, but in no event less than the base rent at the end of the term. Roberts Properties has exercised its option to renew for 2007.
     The terms of the lease to Roberts Construction include a total of 1,542 rentable square feet for a one-year term at a rate of $19.00 per rentable square foot. Roberts Construction paid us $25,000 in 2006 under this lease and the previous lease and has paid us $18,000 under the lease through June 30, 2007. Roberts Construction has three one-year options to renew its lease for all or part of the premises upon three months’ prior written notice to be negotiated at market rents, but in no event less than the base rent at the end of the term. Roberts Construction has exercised its option to renew for 2007.
     Peachtree Parkway Land. On December 29, 2004, we entered into a contract with Roberts Properties Peachtree Parkway, L.P. (“Peachtree Parkway, L.P.”) to purchase an interest in a parcel of undeveloped land in Gwinnett County, Georgia. Mr. Roberts owned 98.7% of Peachtree Parkway, L.P. In February 1995, Mr. Roberts formed Peachtree Parkway, L.P., and the partnership bought a parcel of undeveloped land in Gwinnett County fronting on Peachtree Parkway. On August 20, 2004, Mr. Roberts bought out the other limited partners in Peachtree Parkway, L.P. in accordance with the terms of its partnership agreement. On November 1, 2004, Peachtree Parkway, L.P. sold an 18% undivided interest in a 23.5-acre portion of the property to a long-term investor in partnerships sponsored by Mr. Roberts.
     On December 29, 2004, we purchased an 82% undivided interest in a 23.5-acre portion of the undeveloped land from Peachtree Parkway, L.P. for a cash purchase price of $7,770,000 (on the same terms and conditions as the investor). The land is zoned for 292 apartment units and is located across Peachtree Parkway from the upscale Forum Shopping Center. We acquired the property in a Section 1031 tax-deferred exchange funded in part by sales proceeds from the July 2004 sale of the St. Andrews at the Polo Club community.
     In acquiring the Peachtree Parkway property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use:
•	Roberts Properties, or any entity designated by Mr. Roberts, will be engaged as the development company for the project and will be paid a development fee in an amount equal to $5,000 per residential unit multiplied by the number of residential units that are developed on the property, with such fee to be paid in equal monthly amounts over the contemplated development period; and

•	Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead) with such payments to be paid commencing with the start of construction.
     These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014.

     On December 6, 2006, we acquired the remaining 18% undivided interest in the Peachtree Parkway property from the unaffiliated seller for $2,306,000, including closing costs. In addition, we assumed and paid the $146,000 balance that the seller owed to Roberts Properties for the seller’s portion of the total $811,111 amount incurred through the date of closing under the design and development agreement for the property. As part of the transaction, we assumed the seller’s remaining obligations under the design and development agreement with Roberts Properties and the construction contract with Roberts Construction. We financed the purchase with a portion of the proceeds of an $8,175,000 land loan on our Peachtree Parkway land that closed simultaneously with our acquisition of the 18% undivided interest.
     North Springs Land. Mr. Roberts formed Roberts Properties Peachtree Dunwoody, LLC (“Peachtree Dunwoody, LLC”) in August 1999, which bought a 9.84-acre parcel of undeveloped land in Fulton County, Georgia. Peachtree Dunwoody, LLC spent two years rezoning the property and a year successfully defending a homeowners’ lawsuit against Fulton County that challenged the rezoning. On January 20, 2005, we acquired the undeveloped land from Peachtree Dunwoody, LLC for a cash purchase price of $15,700,000. Mr. Roberts owns all of Peachtree Dunwoody, LLC. The North Springs property is zoned for 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. We acquired the property in a Section 1031 tax-deferred exchange funded in part by sales proceeds from the sale of the St. Andrews at the Polo Club community. In acquiring the North Springs property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015.
     Development Fees. From time to time, we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. During 2005 and 2006, we entered into development and design agreements with Roberts Properties on four projects. The projects and associated fees are outlined in the table below.

		Total
		Amount
	Total	Incurred	Remaining
	Contract	Through	Contractual
	Amount	6/30/07	Commitment
North Springs	$1,780,000	$989,000	$791,000
Peachtree Parkway	1,460,000	1,160,000	300,000
Sawmill Village	770,000	100,000	670,000
Highway 20	1,050,000	100,000	950,000

	$5,060,000	$2,349,000	$2,711,000

     Construction Contracts. We enter into contracts in the normal course of business with Roberts Construction. During 2005, we entered into contracts with Roberts Construction on the four projects mentioned above, and we have an existing contract with Roberts Construction we entered into before 2005 for the construction of our Northridge residential project. Terms of the contracts are cost plus 10%. As of the date of this report, we have not finalized the costs of the projects, although we estimate the cost, including contractor fees, to be approximately $206 million depending on the number of units and square footage to be constructed.
     Other Fees and Reimbursements. From January 1, 2006 to June 30, 2007, we paid Roberts Properties $103,000 for reimbursement of operating costs and expenses, and we paid Roberts Construction $0 for project work done at our communities. We have entered into a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, which has provided transportation services to us by flying our employees, including Mr. Roberts, on trips for our business purposes. We pay Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier. From January 1, 2006 to June 30, 2007, we paid Roberts Properties $1,000 under this policy.

INDEPENDENT PUBLIC ACCOUNTANTS
Change in Our Independent Registered Public Accounting Firm
     Deloitte & Touche LLP served as our independent auditors during 2004 and a portion of 2005. On June 8, 2005, Deloitte & Touche LLP advised us that they intended to resign as our independent registered public accounting firm, effective upon conclusion of their review of our interim financial information for the quarter ended June 30, 2005. Our audit committee commenced a search for a firm to succeed Deloitte & Touche, and on August 12, 2005, they selected Reznick Group, P.C. as our independent registered public accounting firm. The resignation of Deloitte was not the result of any disagreement between the company and Deloitte on any matter of accounting principles, practices, auditing scope or procedure or financial statement disclosures. Deloitte continues to provide us with professional services related to tax compliance, tax advice and tax planning.
     During 2003 and 2004 and the subsequent interim period through June 8, 2005, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports. Deloitte’s report on the financial statements for 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During 2003 and 2004 and the subsequent interim period through June 8, 2005, there were no “reportable events” as such term is described in Item 304 (a)(1)(v) of Regulation of S-K.
     A representative of Reznick is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.
Fees Paid to Our Independent Registered Public Accounting Firms
Audit Fees
For 2005
     The aggregate fees billed by Deloitte for professional services rendered for the reviews of the financial statements included in our quarterly reports on Form 10-Q for the first and second quarters of 2005 were $14,000.
     The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2005, and for the review of the financial statements included in our quarterly report on Form 10-Q for the third quarter of 2005, were $21,637.
For 2006
     The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2006, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2006, were $130,000.

     The aggregate fees billed by Deloitte for professional services rendered for the audit opinion of the financial statements for the fiscal year ended December 31, 2004 included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 were $3,000.
Audit-Related Fees
     We did not engage either Deloitte or Reznick to provide, and they did not bill us for, professional services that were reasonably related to the performance of the audit of our 2005 or 2006 financial statements, but which are not reported in the previous paragraph.
Tax Fees
For 2005
     The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2005, were $92,250. (As noted above, Deloitte is no longer our independent registered public accounting firm.)
     The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2005, were $10,500.
For 2006
     The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2006, were $75,000.
All Other Fees
     Neither Deloitte nor Reznick billed us for any services for the fiscal years ended December 31, 2005 and December 31, 2006 other than for the services described above.
Pre-Approval Policy
     Our Audit Committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.
     General. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.
     Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
     Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

     Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
     All Other Services. The Audit Committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.
     Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the Audit Committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the Audit Committee. Therefore, the Audit Committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the Audit Committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the Audit Committee as promptly as practicable.
EXHIBITS TO OUR 2006 ANNUAL REPORT ON FORM 10-K
     Included with these proxy materials is a copy of our 2006 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

Annex A
ROBERTS REALTY INVESTORS, INC.
AUDIT COMMITTEE CHARTER
          This Charter identifies the composition, purpose, authority, meeting requirements and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Roberts Realty Investors, Inc. (the “Company”) as approved by the Board.
1.	Composition

The Committee shall be composed of at least three directors, each of whom must:
(a)	be “independent” as defined by the applicable rules of the American Stock Exchange (“Amex”);

(b)	meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934;

(c)	be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.
          At least one member of the Committee shall be financially sophisticated, in that he or she shall have employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board shall appoint the members of the Committee on an annual basis, and members may serve one or more consecutive terms on the Committee. The Board will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC rules.
2.	Purpose
          The purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.
3.	Authority, Duties and Responsibilities
          The Committee shall carry out the duties and responsibilities set forth below. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in this charter.

Annex A
          A. Financial Reporting and Independent Audit Process
          The Committee shall have oversight responsibility in the area of financial reporting to provide reasonable assurance that the Company’s financial disclosures and accounting practices accurately portray the financial condition, results of operations, cash flows, plans and long-term commitments of the Company on a consolidated basis. To accomplish this, the Committee shall:
(1)	Provide oversight of the independent audit process and the Company’s independent auditors, including direct responsibility, as a committee of the Board, for:
a.	Appointing, compensating, retaining and overseeing the work of the independent auditors. The Committee will have the sole authority to appoint, determine funding for, evaluate, and, as necessary, replace the independent auditors, which shall report directly to the Committee.

b.	Resolving any disagreements between management and the independent auditors regarding financial reporting.

c.	Appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of performing other audit, review or attest services for the Company, and approving all engagements and the fees and terms with respect thereto for all non-audit services to be provided by the independent auditors (except that the Committee may delegate to one or more Committee members authority to pre-approve such services between regular meetings), and establishing policies and procedures for the engagement of the independent auditors to provide permissible non-audit services.

d.	Obtaining and reviewing at least annually a formal written statement from the independent auditors describing all relationships between the independent auditors and the Company, and any other relationships that may adversely affect the independence of the auditors, and assessing the independence of the auditors, including whether the auditors’ performance of permissible non-audit services is compatible with the auditors’ independence.

e.	Actively engaging in a dialogue with the independent auditors with respect to any relationships or services disclosed by the independent auditors that may affect the independent auditors’ objectivity and independence, and recommending to the Board that it take any action that the Committee believes is appropriate to oversee the independence of the independent auditors.

f.	Receiving the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1

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Annex A
(Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

g.	Confirming with the independent auditors that the lead (or coordinating) audit partner, the concurring (or reviewing) partner, and each other active audit engagement team partner satisfies the rotation requirements of Rule 2-01(c)(6) of Regulation S-X.
(2)	Review and discuss with management and the independent auditors, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K based on the following review and discussions:
a.	Discuss with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

b.	Receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discuss with the independent auditors the independent auditors’ independence from the Company and management.
(3)	Prepare all reports required to be included in the Company’s proxy statement in accordance with applicable rules and regulations of the SEC, and other applicable regulatory bodies.
          B. Internal Controls
          In addition to the actions described above, the Committee shall have oversight responsibility in the area of internal controls of the Company. To accomplish this, the Committee shall:
(1)	Review and discuss with management and the independent auditors the adequacy and effectiveness of (a) the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Committee by the independent auditors or management; and (b) the Company’s disclosure controls and procedures and management reports thereon, including reports made by the Company’s Chief Executive Officer and Chief

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Annex A
Financial Officer relating to any deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.
(2)	Provide oversight of the Company’s legal and regulatory compliance and ethics programs, including:
a.	Creation and maintenance of procedures for:
(i)	Receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii)	Confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
b.	Review of results of auditing or other monitoring programs designed to prevent or detect violations of laws or regulations.

c.	Review of corporate policies relating to compliance with laws and regulations, ethics, conflict of interest and the investigation of misconduct or fraud.

d.	Review of reported cases of employee fraud, conflict of interest, unethical or illegal conduct.
C.	Miscellaneous

(1)	Report Committee activities and findings to the Board on a regular basis.

(2)	Conduct an appropriate review of and pre-approve all related person transactions, as specified in Item 404 of Regulation S-K, in accordance with the Amex listing standards.

(3)	Evaluate the effectiveness of this charter at least annually and recommend appropriate changes.
4.	Meetings
A.	The Committee shall meet at least quarterly, or more often if warranted, and at such times as deemed appropriate by the Chairman of the Committee or by any two members of the Committee. A quorum for the transaction of any business by the Committee shall be a majority of the members of the Committee. The act of a majority of the directors present at any meeting of the Committee at which a quorum is present shall be the act of the Committee. The Committee may also act

4

Annex A
by unanimous written consent. The Committee shall conduct its meetings in accordance with the Company’s Bylaws. Except as provided in the Bylaws, the Committee may fix its own rules of procedure.

B.	The Committee shall periodically meet separately, at least once annually, with each member of management and the independent auditors to discuss any matters that the Committee or any of these persons believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management periodically to review the Company’s financial statements in a manner consistent with the procedures outlined in this charter.
5.	Outside Advisors
          The Committee shall have the authority to retain, and determine the fees and other retention terms for, such legal, accounting and other advisors to the Committee as it determines necessary to carry out its functions, without deliberation or approval by the Board or management.
6.	Company Funding
          The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for the payment of (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (b) compensation to any advisors engaged by the Committee under Section 5 above; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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Annex B
ROBERTS REALTY INVESTORS, INC.
NOMINATING AND GOVERNANCE COMMITTEE CHARTER
1.       Purpose
          The Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Roberts Realty Investors, Inc. (the “Company”) is charged with the responsibility of the oversight of the composition of the Board and its committees, identification and recommendation of individuals to become Board members, and corporate governance matters, to the extent the Board and the Committee deem appropriate.
2.       Composition
          The Committee shall be composed of at least three directors who are “independent” under the applicable rules of the American Stock Exchange (“AMEX”). The Board shall appoint the members of the Committee and its Chairman on an annual basis, and members may serve one or more consecutive terms on the Committee.
3.       Authority, Duties and Responsibilities
          The Committee shall carry out the duties and responsibilities set forth below. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in this charter.
          Board and Committee Selection, Composition and Evaluation
          The Committee shall:
A.	Develop and revise, as appropriate, Board membership criteria. Primary consideration is to be given to the then current needs of the Board.

B.	Recommend the number of directors to comprise the Board at any given time.

C.	Evaluate and recommend to the Board nominees for election to the Board by the shareholders at annual meetings of shareholders. Evaluate and recommend persons to fill vacancies on the Board that may occur. The Committee will review its recommendations with the Chief Executive Officer. The Committee shall have:
(a)	the sole authority to retain and terminate any search firm to be used to identify director candidates, and

(b)	the sole authority to approve the search firm’s fees and other retention terms.

Annex B
D.	Evaluate the independence of members of the Board under applicable rules and regulations of the Securities and Exchange Commission and the Amex listing standards and make recommendations with respect thereto to the full Board. Review with the Board for its consideration the relationships and transactions considered by the Committee, and the reasons for its decisions, to inform the Board in connection with the Board’s determination of director independence.

E.	Following approval by the Board, the Committee shall direct the Committee Chairman, or the Chairman’s designee, along with the Chief Executive Officer, to extend invitations for Board membership to prospective directors.

F.	Recommend membership of the standing committees, including membership of the Committee, to the Board at least annually, and from time to time review the stated responsibilities of the Board’s committees.

G.	Review total compensation for non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act of 1934) at least annually and recommend any changes to the Board.

H.	Report regularly to the Board.
          Corporate Governance
          To the extent the Board and the Committee deem appropriate, the Committee shall:
I.	Consider the adequacy of the Company’s articles of incorporation and bylaws and recommend to the Board, as necessary and appropriate, amendments to the articles of incorporation and bylaws for consideration by the shareholders.

J.	Develop and recommend to the Board a set of corporate governance principles applicable to the Company and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board in light of such developments as may be appropriate.

K.	Consider policies relating to meetings of the Board. This may include meeting schedules and locations, meeting agendas, and procedures for delivery of materials in advance of meetings.
4.      Meetings
          The Committee shall meet at least once per year, or more often if warranted, and at such times as deemed appropriate by the Chairman of the Committee or by any two members of the Committee. A quorum for the transaction of any business by the Committee shall be a majority of the members of the Committee. The act of a majority of the directors present at any meeting of the Committee at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. The Committee shall meet in executive

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Annex B
session as it deems appropriate. The Committee shall conduct its meetings in accordance with the Company’s Bylaws. Except as provided in the Bylaws, the Committee may fix its own rules of procedure.
5.      Outside Advisors
          The Committee shall have the authority to retain, and determine the fees and other retention terms for, such legal, accounting and other advisors to the Committee as it determines necessary to carry out its functions, without deliberation or approval by the Board or management.
6.      Company Funding
          The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of (a) compensation to any advisors engaged by the Committee under Section 5 above, and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
7.      Proxy Statement Disclosures
          The Committee may adopt (a) a policy regarding the Committee’s consideration of candidates proposed by shareholders; (b) the minimum criteria, as well as special skills and qualities, that the Committee believes are necessary for one or more of the Company’s directors to possess (including the criteria specified above); and (c) a process for identifying and evaluating Director nominees (including candidates recommended by shareholders). In connection with the foregoing, the Committee shall keep in mind that the Company’s proxy statements shall disclose the foregoing as and to the extent required under applicable rules adopted by the SEC.

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Annex C
ROBERTS REALTY INVESTORS, INC.
COMPENSATION COMMITTEE CHARTER
1.      Purpose
          The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Roberts Realty Investors, Inc. (the “Company”) is charged with broad responsibility for review and oversight of executive compensation as well as administering the Company’s various equity compensation plans. The Committee shall also:
A.	have those duties delegated to it, if any, under the Company’s employee benefit plans;

B.	Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and determine whether to recommend to the Board that the CD&A be included in the proxy statement; and

C.	Provide the Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and other regulatory bodies.
2.      Composition
          The Board shall appoint the Committee and its Chairman annually, and members may serve one or more consecutive terms on the Committee. Each of the members of the Committee, which shall consist of at least two members, shall be:
A.	“independent” as established by the Nominating and Governance Committee based on applicable rules of the American Stock Exchange;

B.	a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

C.	an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.
          In appointing members to the Committee, the Board shall consider broad management experience, general familiarity with executive compensation programs, knowledge of and/or experience with corporate performance measurement and incentive approaches and ability to assert opinions different from those of management.
3.      Authority, Duties and Responsibilities
          The Committee shall carry out the duties and responsibilities set forth below. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board

Annex C
from time to time related to the purposes of the Committee outlined in this charter, including those duties delegated to it, if any, under the Company’s employee benefit plans.
A.	Review and approve executive officers’ annual performance goals for the coming year.

B.	Evaluate the performance of the Chief Executive Officer at least annually and determine the Chief Executive Officer’s total compensation and the individual elements thereof, based upon such evaluation, and review it with the independent directors of the Board.

C.	Determine the compensation level of the Chief Executive Officer for the coming year. In determining the long-term incentive compensation component, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to the Chief Executive Officer in past years. The Chief Executive Officer shall not be present during voting or deliberations.

D.	Evaluate the performance of the Company’s other executive officers and determine their total compensation and the individual elements thereof based upon such evaluation, and determine the compensation level of such executive officers for the coming year.

E.	Review and discuss with management the CD&A and determine whether to recommend to the Board that the CD&A be included in the proxy statement.

F.	Provide the Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC.

G.	Make all grants of restricted stock or other equity-based compensation to executive officers, subject to any required approval by shareholders.

H.	Review and recommend to the Board for approval any equity-based plans and incentive compensation plans (and material amendments thereto) and monitor the administration of such plans, subject to any required approval by shareholders, and take actions required of it under any such plans.

I.	Take actions required of it under the various employee benefit plans of the Company.
4.      Meetings
A.	The Committee shall meet at least once per year, or more often if warranted, and at such times as deemed appropriate by the Chairman of the Committee or by any

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Annex C
two members of the Committee. A quorum for the transaction of any business by the Committee shall be a majority of the members of the Committee. The act of a majority of the directors present at any meeting of the Committee at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. The Committee shall conduct its meetings in accordance with the Company’s Bylaws. Except as provided in the Bylaws, the Committee may fix its own rules of procedure.

B.	The Committee shall meet regularly in executive session. The Committee shall make regular reports to the full Board of all matters approved or reviewed by the Committee. The Committee shall determine from time to time best practices for the conduct of its meetings, such as development of agenda, review of materials in advance of meetings and establishment of a Committee calendar for recurring items.
5.      Outside Advisors
          The Committee shall have the authority to retain, and determine the fees and other retention terms for, such legal, accounting and other advisors to the Committee as it determines necessary to carry out its functions, without deliberation or approval by the Board or management.
6.      Company Funding
          The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of (a) compensation to any advisors engaged by the Committee under Section 5 above, and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350
Telephone: (770) 394-6000
Creating Communities for Superior Lifestyles™

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 28, 2007
     The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Mark Gordon, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Tuesday, August 28, 2007, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
ROBERTS REALTY INVESTORS, INC.
August 28, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect James M. Goodrich and Ben A. Spalding as directors:

NOMINEES:
☐	FOR BOTH NOMINEES	¡ ¡	James M. Goodrich Ben A. Spalding
☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSALS.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.